Mail Stop 3561

								            July 6, 2006

Mr. Michael H. McLamb
Chief Financial Officer
MarineMax, Inc.
18167 U.S. Highway 19 North, Suite 300
Clearwater, Florida 33764

		RE:	MarineMax, Inc.
			Form 10-K for Fiscal Year Ended September 30, 2005
			Filed December 12, 2005
			Form 10-K/A for Fiscal Year Ended September 30,
2005
			Filed June 14, 2006
Forms 10-Q for Fiscal Quarters Ended December 31, 2005 and March
31,
2006
Form 10-Q/A for Fiscal Quarter Ended December 31, 2005
			File No. 1-14173

Dear Mr. McLamb:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.



									Sincerely,


									George F. Ohsiek, Jr.
									Branch Chief


July 6, 2006
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